                                                                   EXHIBIT 23.11



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors


Heartland Wireless Communications, Inc.:



     We consent to the use of our report on the financial statements of Cross Country Division as of December 31, 1993 and 1994 and for the year ended December 31, 1993, the period from January 1, 1994 to August 18, 1994 and the period from August 19, 1994 to December 31, 1994 included herein and to the reference to our firm under the heading "Experts" in the prospectus.



     Our report covering the financial statements of Cross Country Division contains an explanatory paragraph that refers to a business combination in 1994 accounted for as a purchase involving assets comprising a portion of Cross Country Division. As a result of the acquisition, financial information of Cross Country Division for periods after August 18, 1994 is presented on a different cost basis than that for periods before August 18, 1994 and, therefore, such information is not comparable.



                                            /s/  KPMG Peat Marwick LLP



Dallas, Texas


January 25, 1996